EXHIBIT 99.1

K12 Inc. Reports Second Quarter Fiscal 2014 With Revenue of $223.9 Million

HERNDON, Va., Feb. 4, 2014 (GLOBE NEWSWIRE) -- K12 Inc. (NYSE:LRN), a technology-based education company and leading provider of proprietary curriculum and online school programs for students in pre-K through high school, today announced its results for the second fiscal quarter ended December 31, 2013. Financial measures are provided on a GAAP basis, followed by a summary of results excluding the impact of specific charges which had a significant impact on second quarter results.

Financial Highlights for the Three Months Ended December 31, 2013 (Second Quarter Fiscal Year 2014)

  Revenues for the second quarter of FY 2014 increased 8.7% from the prior year to $223.9 million.
  EBITDA, a non-GAAP measure (see reconciliation below), for the second quarter of FY 2014 was $25.6 million, compared to $32.5 million from the second quarter of FY 2013.
  Operating loss of $8.9 million compared to operating income of $16.3 million in the second quarter of FY 2013.
  Net loss attributable to common stockholders of $3.7 million, compared to net income of $9.5 million from second quarter of FY 2013.
  Diluted net loss attributable to common stockholders per share was $0.09.

During the quarter ended December 31, 2013, the Company incurred the following charges, totaling $32.2 million including $4.4 million in cash charges.

  Additional reserve for excess inventory and accelerated depreciation on software, products and computer hardware of $18.6 million.
  Accelerated amortization of trade names in our Institutional business of $5.2 million.
  Severance costs associated with the departure of Ron Packard, K12's former CEO, and a modest workforce reduction enacted primarily at K12 headquarters, collectively $7.4 million.
  The Company announced its intent to form a new company which K12 will contribute assets and its partners will contribute cash. Other charges and expenses of $1.0 million included costs related to the formation of this new company.

Excluding the impact of the aforementioned charges, for the three months ended December 31, 2013 (see additional tables below).

  EBITDA would have increased to $40.2 million, a 23.7% increase compared to the $32.5 million from the second quarter of FY 2013.
  Operating income would have increased to $23.3 million, a 42.9% increase compared to operating income of $16.3 million in the second quarter of FY 2013.
  Net income attributable to common and Series A stockholders would have increased to $14.3 million, a 50.5% increase compared to net income of $9.5 million in the second quarter of FY 2013.
  Diluted net income attributable to common stockholders per share would have increased to $0.36 as compared to the $0.24 in the prior year.

Financial Highlights for the Six Months Ended December 31, 2013

  Revenues for the six months ended December 31, 2013 increased 5.9% to $452.3 million.
  EBITDA, a non-GAAP measure (see reconciliation below), was $34.1 million, compared to $56.8 million from the first six months of FY 2013.
  Operating loss of $17.4 million compared to operating income of $24.9 million for the first six months of FY 2013.
  Net loss attributable to common and Series A stockholders of $8.7 million, compared to net income of $13.9 million for the first six months of FY 2013.
  Diluted net loss attributable to common stockholders per share was $0.22, which includes the pro rata effect of the Series A Special shares conversion to commons shares on September 3, 2013.

Excluding the impact of the aforementioned charges, for the six months ended December 31, 2013

  EBITDA would have been $48.6 million compared to $56.8 million for the first six months of FY 2013.
  Operating income would have been $14.9 million compared to operating income of $24.9 million for the first six months of FY 2013.
  Net income attributable to common and Series A stockholders would have been $9.2 million compared to net income of $13.9 million for the first six months of FY 2013.
  Diluted net income attributable to common stockholders per share would have been $0.24, which includes the pro rata effect of the Series A Special shares conversion to common shares on September 3, 2013.

Comments from Management

"We continue to be focused on our primary mission to provide an individualized and effective educational experience for our students," said Nate Davis, Chairman and Chief Executive Officer. "This quarter we continued to invest in new content, programs, and infrastructure while improving internal operating efficiency. Our Managed Schools are now in the middle of the school year using many of the new educational programs we put in place this year which we believe will improve educational outcomes for all engaged families," added Davis.

Cash, Capital Expenditures and Capital Leases

As of December 31, 2013, the Company had cash and cash equivalents of $162.9 million, a decrease of $18.6 million from the $181.5 million reported at June 30, 2013.

Capital expenditures for the six months ended December 31, 2013 were $23.5 million, a decrease of $2.3 million from the prior year's first six months, and was comprised of:

  $5.3 million for property and equipment,
  $10.6 million for capitalized software development, and
  $7.6 million for capitalized curriculum.

Capital leases financed additional purchases of $17.3 million during the six months ended December 31, 2013, primarily for student computers.

Share Buyback

On November 7, 2013 K12 announced the Board of Directors had authorized the repurchase of up to $75.0 million of the Company's outstanding common stock. For the three months ended December 31, 2013, the Company repurchased 284,200 shares of its common stock at a weighted average purchase price of $20.72 per share for a total cost of $5.9 million. The Company has $69.1 million remaining available on its share repurchase authorization. Future purchases under this buyback would be dependent upon business and market conditions and other factors.

Revenue and Enrollment Data

Revenue

The following table sets forth the Company's revenues -- Managed Public Schools (turn-key management services provided to public schools), Institutional Sales (educational products and services provided to school districts, public schools and other educational institutions that it does not manage), and International and Private Pay Schools (private schools for which it charges student tuition and makes direct consumer sales) -- for the periods indicated:

	Three Months Ended December 31,		Change 2013 / 2012		Six Months Ended December 31,		Change 2013 / 2012
($ in thousands)	2013	2012	$	%	2013	2012	$	%
Managed Public Schools	$ 195,265	$ 177,541	$ 17,724	10.0	$ 392,208	$ 365,302	$ 26,906	7.4
Institutional Sales	16,582	18,089	(1,507)	(8.3)	36,291	40,061	(3,770)	(9.4)
International and Private Pay Schools	12,072	10,398	1,674	16.1	23,786	21,761	2,025	9.3
Total	$ 223,919	$ 206,028	$ 17,891	8.7%	$ 452,285	$ 427,124	$ 25,161	5.9%

Enrollment Data

The following table sets forth average enrollment data for students in Managed Public Schools and total enrollment data for students in the International and Private Pay Schools for the periods indicated. These figures exclude enrollments from classroom pilot programs and consumer programs.

	Three Months Ended December 31,				Six Months Ended December 31,
	2013	2012	Change	Change %	2013	2012	Change	Change %

Managed Public Schools
Average Student Enrollments *	125,053	119,132	5,921	5.0%	125,927	119,831	6,096	5.1%
International and Private Pay Schools
Total Student Enrollments	4,135	4,403	(268)	(6.1%)	17,419	17,399	20	0.1%
Total Semester Course Enrollments	12,815	12,138	677	5.6%	50,442	48,170	2,272	4.7%

* The Managed Public Schools average student enrollments includes some enrollments for which we may receive no public funding.

Third Quarter Outlook

The Company is forecasting the following for the third quarter of FY 2014, excluding the impact of closing our agreement to create a new company as announced on January 7, 2014:

  Revenue in the range of $225 million to $235 million.
  Operating income in the range of $23 million to $27 million.
  Capital expenditures, which includes curriculum and software development, computers and infrastructure, of $15 million to $20 million.

Special Note on Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We have tried, whenever possible, to identify these forward-looking statements using words such as "anticipates," "believes," "estimates," "continues," "likely," "may," "opportunity," "potential," "projects," "will," "expects," "plans," "intends" and similar expressions to identify forward looking statements, whether in the negative or the affirmative. These statements reflect our current beliefs and are based upon information currently available to us. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause our actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. These risks, uncertainties, factors and contingencies include, but are not limited to: our potential inability to further develop, maintain and enhance our products and brands; the reduction of per pupil funding amounts at the schools we serve; reputation harm resulting from poor performance or misconduct by operators in any school in our industry and in any school in which we operate; challenges from virtual public school or hybrid school opponents; failure of the schools we serve to comply with regulations resulting in a loss of funding or an obligation to repay funds previously received; discrepancies in interpretation of legislation by regulatory agencies that may lead to payment or funding disputes; termination of our contracts with schools due to a loss of authorizing charter; failure to enter into new contracts or renew existing contracts with schools; risks associated with entering into and executing mergers, acquisitions and joint ventures; failure to successfully integrate mergers, acquisitions and joint ventures; inability to recruit, train and retain quality teachers and employees; uncertainty regarding our ability to protect our proprietary technologies; risks of new, changing and competitive technologies; increased competition in our industry; and other risks and uncertainties associated with our business described in the Company's filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of February 4, 2014, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company's expectations.

Conference Call

The Company will discuss its second quarter FY2014 financial results during a conference call scheduled for Tuesday, February 4, 2014 at 8:30 a.m. eastern time (ET).

The conference call will be webcast and available on the K12 web site at www.k12.com through the Investor Relations link. Please access the web site at least 15 minutes prior to the start of the call to register and download and install any necessary software.

To participate in the live call, investors and analysts should dial (866) 318-8615 (domestic) or (617) 399-5134 at 8:15 a.m. (ET). The participant pass code is 35460461.  A replay of the call will be available starting on February 4, 2014 at 12:30 p.m., through March 4, 2014, at (888) 286-8010 (domestic) or (617) 801-6888 (international) pass code 32473353. It will also be archived at www.k12.com in the Investor Relations section for 60 days.

Financial Statements

The financial statements set forth below are not the complete set of K12 Inc.'s financial statements for the three months and six months ended December 31, 2013, and are presented below without footnotes. Readers are encouraged to obtain and carefully review K12 Inc.'s Form 10-Q for the quarter ended December 31, 2013, including all financial statements contained therein and the footnotes thereto, filed with the SEC. The Form 10-Q may be retrieved from the SEC's website at www.sec.gov or from K12 Inc.'s website at www.k12.com.

K12 INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	June 30,
	2013	2013
	(In thousands, except share and per share data)
ASSETS
Current assets
Cash and cash equivalents	$ 162,889	$ 181,480
Accounts receivable, net of allowance of $3,082 and $2,560 at December 31, 2013 and June 30, 2013, respectively	254,350	186,459
Inventories, net	23,363	44,395
Current portion of deferred tax asset	18,571	11,368
Prepaid expenses	9,090	10,331
Other current assets	27,368	23,916
Total current assets	495,631	457,949
Property and equipment, net	56,262	56,142
Capitalized software, net	42,738	43,504
Capitalized curriculum development costs, net	61,824	64,599
Intangible assets, net	25,436	32,139
Goodwill	61,571	61,413
Deposits and other assets	5,425	3,150
Total assets	$ 748,887	$ 718,896
LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND EQUITY
Current liabilities
Current portion of capital lease obligations	$ 22,216	$ 19,395
Current portion of note payable	--	390
Accounts payable	16,538	21,838
Accrued liabilities	14,585	17,027
Accrued compensation and benefits	20,541	21,970
Deferred revenue	61,160	28,567
Total current liabilities	135,040	109,187
Capital lease obligations, net of current portion	19,430	16,107
Deferred rent, net of current portion	8,796	8,833
Deferred tax liability	33,584	33,299
Other long-term liabilities	2,729	2,512
Total liabilities	199,579	169,938
Commitments and contingencies	--	--
Redeemable noncontrolling interest	15,200	15,200
Equity:
K12 Inc. stockholders' equity
Common stock, par value $0.0001; 100,000,000 shares authorized; 41,111,074 and 37,440,662 shares issued and 40,826,874 and 37,440,662 outstanding at December 31, 2013 and June 30, 2013, respectively	4	4
Additional paid-in capital	626,421	548,390
Series A Special Stock, par value $0.0001; 2,750,000 shares authorized, zero and 2,750,000 issued and outstanding at December 31, 2013 and June 30, 2013, respectively	--	63,112
Accumulated other comprehensive loss	(101)	(294)
Accumulated deficit	(89,755)	(81,050)
Treasury stock of 284,200 and zero shares at cost at December 31, 2013 and June 30, 2013, respectively	(5,883)	--
Total K12 Inc. stockholders' equity	530,686	530,162
Noncontrolling interest	3,422	3,596
Total equity	534,108	533,758
Total liabilities, redeemable noncontrolling interest and equity	$ 748,887	$ 718,896

K12 INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
	(In thousands, except share and per share data)
Revenues	$ 223,919	$ 206,028	$ 452,285	$ 427,124
Cost and expenses
Instructional costs and services	153,672	122,799	286,574	241,446
Selling, administrative, and other operating expenses	75,753	61,379	173,996	150,998
Product development expenses	3,402	5,578	9,086	9,746
Total costs and expenses	232,827	189,756	469,656	402,190
Income (loss) from operations	(8,908)	16,272	(17,371)	24,934
Interest expense, net	(28)	(272)	(112)	(501)
Income (loss) before income tax expense and noncontrolling interest	(8,936)	16,000	(17,483)	24,433
Income tax (expense) benefit	4,685	(6,680)	8,135	(10,569)
Net income (loss)	(4,251)	9,320	(9,348)	13,864
Adjust net loss attributable to noncontrolling interest	586	191	643	4
Net income (loss) attributable to common stockholders, including Series A stockholders	$ (3,665)	$ 9,511	$ (8,705)	$ 13,868
Net income (loss) attributable to common stockholders per share, excluding Series A stockholders, through the conversion date September 3, 2013:
Basic and Diluted	$ (0.09)	$ 0.24	$ (0.22)	$ 0.36
Weighted average shares used in computing per share amounts:
Basic and Diluted	39,977,228	36,118,519	38,953,671	36,073,885

K12 INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended December 31,
	2013	2012
	(In thousands)
Cash flows from operating activities
Net income (loss)	$ (9,348)	$ 13,864
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization expense	51,474	31,894
Stock-based compensation expense	12,210	5,780
Excess tax benefit from stock-based compensation	1,216	(2,532)
Deferred income taxes	(8,134)	9,482
Provision for doubtful accounts	718	784
Provision for excess and obsolete inventory	4,124	200
Provision (benefit) for student computer shrinkage and obsolescence	(451)	502
Changes in assets and liabilities:
Accounts receivable	(68,785)	(63,338)
Inventories	16,908	8,183
Prepaid expenses	1,257	(8,630)
Other current assets	(3,508)	(1,402)
Deposits and other assets	(227)	(217)
Accounts payable	(5,310)	(3,838)
Accrued liabilities	(2,484)	8,403
Accrued compensation and benefits	(1,435)	(4,058)
Deferred revenue	32,149	33,529
Release of restricted cash	--	1,501
Deferred rent and other long term liabilities	178	1,945
Net cash provided by operating activities	20,552	32,052
Cash flows from investing activities
Purchase of property and equipment	(5,329)	(4,524)
Capitalized software development costs	(10,632)	(11,633)
Capitalized curriculum development costs	(7,649)	(9,628)
Mortgage note to managed school partner	(2,100)	--
Net cash used in investing activities	(25,710)	(25,785)
Cash flows from financing activities
Repayments on capital lease obligations	(11,145)	(9,851)
Repayments on note payable	(390)	(785)
Proceeds from exercise of stock options	7,617	607
Excess tax benefit from stock-based compensation	(1,217)	2,532
Purchase of treasury stock	(5,883)	--
Repurchase of restricted stock for income tax withholding	(3,223)	(801)
Net cash used in financing activities	(14,241)	(8,298)
Effect of foreign exchange rate changes on cash and cash equivalents	808	571
Net change in cash and cash equivalents	(18,591)	(1,460)
Cash and cash equivalents, beginning of period	181,480	144,652
Cash and cash equivalents, end of period	$ 162,889	$ 143,192

Non-GAAP Financial Measures

EBITDA

EBITDA consists of net income (loss), plus net interest expense, plus income tax expense, minus income tax benefit, plus depreciation and amortization and non-controlling interest charges. Interest expense primarily consists of interest expense for capital leases. We use EBITDA in addition to income (loss) from operations and net income (loss) as a measure of operating performance. However, EBITDA is not a recognized measurement under U.S. generally accepted accounting principles, or GAAP, and when analyzing our operating performance, investors should use EBITDA in addition to, and not as an alternative for, net income (loss) as determined in accordance with GAAP. Not all companies use identical calculations for EBITDA, therefore our presentation of EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, EBITDA is not intended to be a measure of free cash flow for our management's discretionary use, as it does not consider certain cash requirements such as capital expenditures, tax payments, interest payments, or other working capital.

We believe EBITDA is useful to an investor in evaluating our operating performance because it is widely used to measure a company's operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, and to present a meaningful measure of corporate performance exclusive of our capital structure and the method by which assets were acquired. Our management uses EBITDA:

  as an additional measurement of operating performance because it assists us in comparing our performance on a consistent basis;
  in presentations to the members of our Board of Directors to enable our Board to have the same measurement basis of operating performance as is used by management to compare our current operating results with corresponding prior periods and with the results of other companies in our industry.

The following tables provide a reconciliation of net income (loss) to EBITDA.

	Three Months Ended December 31,		Six Months Ended December 31,
	2013	2012	2013	2012
	(In thousands)		(In thousands)
Net income (loss)-K12 Inc.	$ (3,665)	$ 9,511	$ (8,705)	$ 13,868
Interest expense, net	28	272	112	501
Income tax expense (benefit)	(4,685)	6,680	(8,135)	10,569
Depreciation and amortization	34,525	16,235	51,474	31,894
Noncontrolling interest	(586)	(191)	(643)	(4)
EBITDA	$ 25,617	$ 32,507	$ 34,103	$ 56,828

Additional Information

The following tables are provided as reference only and are related to the aforementioned $32.2 million charges incurred in the second quarter of FY 2014.

	Three Months Ended December 31,
	Reported Results	Specific Q2 Charges	Results Excluding Charges	Reported Results	Results Excluding Charges
	(In thousands, except share and per share data)			(% of Revenue)
Revenues	$ 223,919	$ --	$ 223,919	100.0%	100.0%
Cost and expenses
Instructional costs and services	153,672	19,238	134,434	68.6%	60.0%
Selling, administrative, and other operating expenses	75,753	13,009	62,744	33.8%	28.0%
Product development expenses	3,402	--	3,402	1.5%	1.5%
Total costs and expenses	232,827	32,247	200,580	104.0%	89.6%
Income (loss) from operations	(8,908)	(32,247)	23,339	(4.0%)	10.4%
Interest expense, net	(28)	--	(28)	(0.0%)	(0.0%)
Income (loss) before income tax expense and noncontrolling interest	(8,936)	(32,247)	23,311	(4.0%)	10.4%
Income tax (expense) benefit	4,685	14,243	(9,558)	2.1%	(4.3%)
Net income (loss)	(4,251)	(18,004)	13,753	(1.9%)	6.1%
Adjust net loss attributable to noncontrolling interest	586	--	586	0.3%	0.3%
Net income (loss) attributable to common stockholders, including Series A stockholders	$ (3,665)	$ (18,004)	$ 14,339	(1.6%)	6.4%
Net income (loss) attributable to common stockholders per share, excluding Series A stockholders, through the conversion date September 3, 2013:
Basic and Diluted	$ (0.09)	$ (0.45)	$ 0.36
Weighted average shares used in computing per share amounts:
Basic and Diluted	39,977,228	39,977,228	39,977,228

	Six Months Ended December 31,
	Reported Results	Specific Q2 Charges	Results Excluding Charges	Reported Results	Results Excluding Charges
	(In thousands, except share and per share data)			(% of Revenue)
Revenues	$ 452,285	$ --	$ 452,285	100.0%	100.0%
Cost and expenses
Instructional costs and services	286,574	19,238	267,336	63.4%	59.1%
Selling, administrative, and other operating expenses	173,996	13,009	160,987	38.4%	35.6%
Product development expenses	9,086	--	9,086	2.0%	2.0%
Total costs and expenses	469,656	32,247	437,409	103.8%	96.7%
Income (loss) from operations	(17,371)	(32,247)	14,876	(3.8%)	3.3%
Interest expense, net	(112)	--	(112)	(0.0%)	(0.0%)
Income (loss) before income tax expense and noncontrolling interest	(17,483)	(32,247)	14,764	3.8%	3.3%
Income tax (expense) benefit	8,135	14,336	(6,201)	1.8%	(1.4%)
Net income (loss)	(9,348)	(17,911)	8,563	2.0%	1.9%
Adjust net loss attributable to noncontrolling interest	643	--	643	0.1%	0.1%
Net income (loss) attributable to common stockholders, including Series A stockholders	$ (8,705)	$ (17,911)	$ 9,206	(1.9%)	2.0%
Net income (loss) attributable to common stockholders per share, excluding Series A stockholders, through the conversion date September 3, 2013:
Basic and Diluted	$ (0.22)	$ (0.46)	$ 0.24
Weighted average shares used in computing per share amounts:
Basic and Diluted	38,953,671	38,953,671	38,953,671

About K12 Inc.

K12 Inc. (NYSE:LRN) is leading the transformation to individualized learning as the nation's foremost provider of technology-powered online solutions for students in pre-kindergarten through high school. K12 has worked with over 2,000 school districts and has delivered more than four million courses over the past decade. K12 provides curricula, academic services, and learning solutions to public schools and districts, traditional classrooms, blended school programs, and families. K12's curriculum is rooted in decades of research combined with 21st-century technology by cognitive scientists, interactive designers and teachers. K12's portfolio of more than 550 unique courses and titles—the most extensive in the technology-based education industry—covers every core subject and four academic levels for high school including Honors and AP. K12 offers credit recovery courses, career-building electives, remediation support, six world languages and a deep STEM offering. The K12 program is offered through K12 partner public schools in approximately two-thirds of the states and the District of Columbia, and through private schools serving students in all 50 states and more than 100 countries. More information can be found at K12.com.

CONTACT: K12 Inc.
         Investor Contact:
         Mike Kraft, 571-353-7778
         VP Investor Relations
         mkraft@k12.com
         or
         Press Contact:
         Jeff Kwitowski, 703-483-7281
         SVP Corporate Communications
         jkwitowski@k12.com